Exhibit 3

(Face of Security)

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO UBS AG, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BY PURCHASING THIS SECURITY, THE HOLDER AGREES TO CHARACTERIZE THIS SECURITY FOR ALL U.S. FEDERAL INCOME TAX PURPOSES AS PROVIDED IN SECTION 8 ON THE FACE OF THIS SECURITY.

CUSIP No.: 902641612

ISIN: US9026416126

UBS AG MEDIUM-TERM NOTES, SERIES A

$100,000,000 UBS AG 1xMonthly Short Exchange Traded Access Securities

(E-TRACS) linked to the Alerian MLP Infrastructure Total Return Index due October 1, 2040

The following terms apply to this Security. Capitalized terms that are not defined the first time they are used in this Security shall have the meanings indicated elsewhere in this Security.

Principal Amount: $100,000,000 equal to 4,000,000 Securities at $25 per Security.

Index: The Alerian MLP Infrastructure Total Return Index

Initial Trade Date: September 28, 2010

Initial Settlement Date: October 1, 2010

Interest Rate: The principal of this Security shall not bear interest.

Denomination/Face Amount: $25 per Security

Payment at Maturity: On the Maturity Date, unless earlier called, redeemed or accelerated, the Holder will receive a cash payment per Security in an amount equal to the Closing Indicative Security Value.

Early Redemption: The Holder may, subject to the procedural requirements provided under Section 5 hereof, elect to require the Company to redeem the Holder’s Securities in whole or in part on any Redemption Date during the term of the Securities. If the Holder requires the Company to redeem the Holder’s Securities on any Redemption Date, the Holder upon early redemption, will receive a cash payment per Security on the relevant Redemption Date in an amount equal to the Closing Indicative Security Value minus the Redemption Fee Amount; provided, however, if such calculation results in a negative value, such cash payment will be $0. The Company shall not be required to redeem fewer than 50,000 Securities at one time, provided that the Company may from time to time in its sole discretion reduce, in part or in whole, this minimum redemption amount on a consistent basis for all Holders who hold Securities at the time the reduction becomes effective.

Call Right: In the event the Company exercises its Call Right, the Holder will receive a cash payment per Security on the relevant Call Settlement Date in an amount equal to the Closing Indicative Security Value, which will be calculated on the last Index Business Day in the Call Measurement Period.

Acceleration upon Minimum Indicative Value or Maximum Intraday Index Value: If, at any time, (1) the Indicative Value on any Index Business Day equals $5.00 or less or (2) the Intraday Index Value on any Index Business Day increases 60% from the most recent Monthly Initial Closing Level (each such day, an “Acceleration Date”), all issued and outstanding Securities will be automatically accelerated and mandatorily redeemed by the Company (even if the Indicative Value would later exceed $5.00 or the Intraday Index Value would increase from the +60% level on such Acceleration Date or any subsequent Index Business Day) for a cash payment equal to the Closing Indicative Security Value, which will be calculated on the last Index Business Day in the Acceleration Measurement Period and paid on the Acceleration Settlement Date. The “Acceleration Settlement Date” will be the third Index Business Day following the last Index Business Day in the Acceleration Measurement Period.

Security Calculation Agent: UBS Securities LLC

Defeasance: Neither full defeasance nor covenant defeasance applies to this Security.

Listing: NYSE Arca, Inc.

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OTHER TERMS:

All terms used in this Security that are not defined in this Security but are defined in the Indenture referred to on the reverse of this Security shall have the meanings assigned to them in the Indenture. Section headings on the face of this Security are for convenience only and shall not affect the construction of this Security.

“Acceleration Measurement Period” means the five Index Business Days from but excluding the Acceleration Date, subject to adjustments provided under Section 3 hereof.

“Accrued Financing Payment” means, on the Initial Trade Date, an amount per Security that equals $0. On the first Monthly Valuation Date, the Accrued Financing Payment for each Security will equal the product of (i) the Financing Level on the Initial Trade Date times (ii) the Financing Rate times (iii) the number of calendar days from, but excluding, the Initial Trade Date to, and including, the first Monthly Valuation Date divided by (iv) 360. On any subsequent Monthly Valuation Date, the Accrued Financing Payment for each Security will equal the product of (i) the Financing Level on the immediately preceding Monthly Valuation Date times (ii) the Financing Rate times (iii) the number of calendar days from, but excluding, the immediately preceding Monthly Valuation Date to, and including, the then current Monthly Valuation Date divided by (iv) 360. The Accrued Financing Payment for each Security as of the last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or the Redemption Valuation Date, as applicable, is an amount equal to the product of (i) the Financing Level on the immediately preceding Monthly Valuation Date times (ii) the Financing Rate times (iii) the number of calendar days from, but excluding, the immediately preceding Monthly Valuation Date to, and including, such last Index Business Day or the Redemption Valuation Date, as applicable, divided by (iv) 360.

“Accrued Stock Borrow Fee Factor” means, as of any date of determination, an amount per Security equal to the product of (a) 1.95% and (b) the Current Indicative Value, divided by 360, as of the immediately preceding Index Business Day.

“Accrued Stock Borrow Fees” means an amount equal to (i) on the Initial Trade Date, zero; (ii) on the first Monthly Valuation Date, the sum of the Accrued Stock Borrow Fee Factors on each calendar day from and excluding the Initial Trade Date to and including the first Monthly Valuation Date; (iii) on any Monthly Valuation Date after the first Monthly Valuation Date, the sum of the Accrued Stock Borrow Fee Factors on each calendar day from and excluding the immediately preceding Monthly Valuation Date to and including such Monthly Valuation Date; and (iv) on the last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or on the Redemption Valuation Date, the sum of the Accrued Stock Borrow Fee Factors on each calendar day from and excluding the immediately preceding Monthly Valuation Date to and including such last Index Business Day or the Redemption Valuation Date, as applicable.

“Averaging Date” means each of the Index Business Days during the Final Measurement Period, the Call Measurement Period or the Acceleration Measurement Period, as applicable, subject to adjustments as provided in Section 3 hereof.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions in The City of New York, generally, are authorized or obligated by law, regulation or executive order to close.

“Calculation Date” means September 20, 2040, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day, subject to adjustments.

“Call Measurement Period” means the five Index Business Days from and including the Call Valuation Date, subject to adjustments as provided under Section 3 hereof.

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“Call Settlement Date” means, with respect to the exercise by the Company of its Call Right, any Exchange Business Day specified by the Company on or after October 3, 2011 through and including the Maturity Date, which is also the third Business Day following the last Index Business Day in the Call Measurement Period, subject to adjustments as provided under Section 3 hereof.

“Call Valuation Date” means the last Business Day of the week following the week in which the call notice is issued, generally Friday, subject to a minimum five calendar day period commencing on the date of the issuance of the call notice and ending on the related Call Valuation Date. If the Company issues a call notice on a Friday, the related Call Valuation Date will fall on the following Friday.

“Closing Indicative Security Value” means, with respect to each Security on the last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or on the Redemption Valuation Date, an amount equal to (a) the Current Principal Amount per Security plus (b) the Inverse Index Performance Amount on such calendar day minus (c) the Fee Amount on such calendar day minus (d) the Accrued Stock Borrow Fees on such calendar day plus (e) the Accrued Financing Payment on such calendar day; provided that if such calculation results in a negative value, or if such calculation minus the Redemption Fee Amount results in a negative value, the Closing Indicative Security Value will be $0.

“Current Indicative Value” means, as determined by the Security Calculation Agent as of any date of determination, an amount per Security equal to

Current Principal Amount x	(1+	Index Closing Level – Monthly Initial Closing Level	)
Monthly Initial Closing Level

“Current Principal Amount” means, for the period from the Initial Trade Date to September 30, 2010 (such period, the “initial calendar month”), the Current Principal Amount will equal $25.00 per Security. For each subsequent calendar month, the Current Principal Amount for each Security will be reset as follows on the Monthly Reset Date:

New Current Principal Amount = previous Current Principal Amount × Monthly Reset Factor on the applicable Monthly Valuation Date – Accrued Stock Borrow Fees on the applicable Monthly Valuation Date – the Fee Amount on the applicable Monthly Valuation Date + Accrued Financing Payment on the applicable Monthly Valuation Date

“Daily Dividend Amount” means, on any date of determination, the sum of, for each Index constituent which has an ex-dividend date on such date of determination, (i) the distribution amount per share (if any) on such date times (ii) the published share weighting of the Price Return Index divided by (iii) the Index Divisor of that Index constituent.

“Default Amount” means, on any day, an amount in U.S. dollars, as determined by the Security Calculation Agent in its sole discretion, equal to the cost of having a Qualified Financial Institution (selected as provided below) expressly assume the due and punctual payment of the principal of this Security, and the performance or observance of every covenant hereof and of the Indenture on the part of the Company to be performed or observed with respect to this Security (or to undertake other obligations providing substantially equivalent economic value to the Holder of this Security as the Company’s obligations hereunder). Such cost will equal (i) the lowest amount that a Qualified Financial Institution would charge to effect such assumption (or undertaking), plus (ii) the reasonable expenses (including reasonable attorneys’ fees) incurred by the Holder of this Security in preparing any documentation necessary for such assumption (or undertaking). During the Default Quotation Period, each Holder of this Security and the Company may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect such assumption (or undertaking) and notify the other in writing of such quotation. If the Company or any Holder obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in clause (i) of this paragraph will equal the lowest (or, if there is only one, the only) quotation so obtained, and as to which notice is so given, during the Default Quotation

(Face of Security continued on next page)

Period; provided that, with respect to any quotation, the party not obtaining such quotation may object, on reasonable and significant grounds, to the effectuation of such assumption (or undertaking) by the Qualified Financial Institution providing such quotation and notify the other party in writing of such grounds within two Business Days after the last day of the Default Quotation Period, in which case such quotation will be disregarded in determining the Default Amount. The “Default Quotation Period” shall be the period beginning on the day the Default Amount first becomes due and payable and ending on the third Business Day after such due date, unless no such quotation is obtained, or unless every such quotation so obtained is objected to within five Business Days after such due date as provided above, in which case the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as provided above, unless such quotation is objected to as provided above within five Business Days after such first Business Day, in which case, the Default Quotation Period will continue as provided in this sentence. Notwithstanding the foregoing, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Calculation Date, then the Default Amount will equal the Face Amount.

“Disrupted Day” with respect to any Index constituent is any Index Business Day on which the Primary Exchange or any Related Exchange fails to open for trading during its regular trading session or on which a Market Disruption Event has occurred and is continuing, and, in both cases, the occurrence of which is determined by the Security Calculation Agent to have a material effect on the VWAP Level.

“ex-dividend date” means, with respect to a distribution on an Index constituent, the first Business Day on which transactions in such Index constituent trade on the Primary Exchange without the right to receive such distribution.

“Exchange Business Day” means any day on which the Primary Exchange or market for trading of the Securities is scheduled to be open for trading and is also a valid settlement date.

“Fee Amount” means an amount equal to (i) on the Initial Trade Date, zero; (ii) on the first Monthly Valuation Date, the sum of the Fee Factors on each calendar day from and excluding the Initial Trade Date to and including the first Monthly Valuation Date; (iii) on any Monthly Valuation Date after the first Monthly Valuation Date, the sum of the Fee Factors on each calendar day from and excluding the immediately preceding Monthly Valuation Date to and including such Monthly Valuation Date; and (iv) on the last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or on the Redemption Valuation Date, the sum of the Fee Factors on each calendar day from and excluding the immediately preceding Monthly Valuation Date to and including such last Index Business Day or the Redemption Valuation Date, as applicable.

“Fee Factor” means, as of any date of determination, an amount per Security equal to the product of (i) 0.85% and (ii)

Current Principal Amount x	(1–	Index Closing Level – Monthly Initial Closing Level	)
Monthly Initial Closing Level

            , divided by 365, as of the immediately preceding Index Business Day.

“Final Measurement Period” means the five Index Business Days from and including the Calculation Date, subject to adjustments as provided under Section 3 hereof.

“Final VWAP Level” means, as determined by the VWAP Calculation Agent, the arithmetic mean of the VWAP Levels measured on each Index Business Day during the Final Measurement Period, Call Measurement Period or the Acceleration Measurement Period, or the VWAP Level on any Redemption Valuation Date, as applicable.

“Financing Level” means, on the Initial Trade Date, for each Security an amount equal to $50. On any subsequent Monthly Valuation Date after the first Monthly Valuation Date, the Financing Level for each Security will equal two times the Current Principal Amount on the immediately following Monthly Reset Date.

“Financing Rate” means, on any day, an amount that equals

(((1 – (91/360) * T-Bill Rate) ^ (-30/91)) – 1) * 12

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where the T-Bill Rate equals the most recently published 91-day U.S. Treasury Bill auction rate, as published weekly on Monday and made effective the following Index Business Day, available from Bloomberg L.P. on page USB3MTA. The T-Bill Rate is expressed as a percentage.

“Index Business Day” means any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

“Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which is currently S&P.

“Index Closing Level” means closing level of Index as reported on the NYSE and Bloomberg L.P. under the symbol “AMZIX”.

“Index constituent” means the Master Limited Partnerships (MLP) included in the Index.

“Index Divisor” as of any date of determination, means the divisor used by the Index Calculation Agent to calculate the level of the Price Return Index.

“Index Performance Percentage” means, on the Initial Trade Date, an amount equal to 0%. On any subsequent calendar day, the Index Performance Percentage will equal (a) (i) the Final VWAP Level on such calendar day (or, if such a day is not an Index Business Day, the Final VWAP Level on the immediately preceding Index Business Day) divided by (ii) the Monthly Initial Closing Level minus (b) 100%.

“Index Sponsor” means GKD Index Partners, LLC.

“Indicative Value” means at a given time on any Index Business Day that is calculated by the NYSE and published to Bloomberg L.P. or a successor via the facilities of the Consolidated Tape Association under the symbol “MLPSIV” based on the following equation:

(a) Current Principal Amount per Security plus (b) the Inverse Index Performance Amount on the relevant Index Business Day minus (c) the current Fee Amount on such Index Business Day minus (d) the current Accrued Stock Borrow Fees on such Index Business Day plus (e) the current Accrued Financing Payment on such Index Business Day, where:

(i) the Inverse Index Performance Amount will be calculated based on the Index Performance Percentage; however, the Index Performance Percentage will use the most recent published level of the Index as reported by the NYSE instead of the Final VWAP Level; (ii) the current Fee Amount will be the most recent daily calculation of the Fee Amount with respect to the Security (which, during any Index Business Day, will be the Fee Amount determined as of the preceding Index Business Day); (iii) the current Accrued Stock Borrow Fees will be the most recent daily calculation of the Accrued Stock Borrow Fees with respect to the Security (which, during any Index Business Day, will be the Accrued Stock Borrow Fees determined as of the preceding Index Business Day); and (iv) the current Accrued Financing Payment will be the most recent daily calculation of the Accrued Financing Payment with respect to the Security (which, during any Index Business Day, will be the Accrued Financing Payment determined as of the preceding Index Business Day).

“Intraday Index Value” means, on each Index Business Day, the intraday Indicative Value calculated and published by S&P, or a successor Index Calculation Agent, every 15 seconds during normal trading hours on Bloomberg L.P. under the ticker symbol “AMZIX”.

“Inverse Index Performance Amount” means, on the Initial Trade Date, an amount equal to $0. On any subsequent calendar day, the Inverse Index Performance Amount for each Security will equal the product of

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(a) negative one times (b) the Current Principal Amount per Security times (c) the Index Performance Percentage on such calendar day.

“Market Disruption Event” (A) with respect to an Index constituent, means:

(a) the occurrence or existence of a condition specified below:

(i) any suspension, absence or limitation of trading on the Primary Exchange for trading in the Index constituent, whether by reason of movements in price exceeding limits permitted by the Primary Exchange or otherwise;

(ii) any suspension, absence or limitation of trading on the Related Exchange for trading in futures or options contracts related to the Index constituent, whether by reason of movements in price exceeding limits permitted by such Related Exchange or otherwise; or

(iii) any event (other than an event described in (b) below) that disrupts or impairs (as determined by the Security Calculation Agent) the ability of market participants in general (1) to effect transactions in, or obtain market values for, the relevant Index constituent or (2) to effect transactions in, or obtain market values for, futures or options contracts relating to the relevant Index constituent; or

(b) the closure on any Index Business Day of the Primary Exchange or any Related Exchange prior to its Scheduled Closing Time unless such earlier closing time is announced by the Primary Exchange or such Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the Primary Exchange or such Related Exchange on such Index Business Day and (ii) the submission deadline for orders to be entered into the Primary Exchange or such Related Exchange system for execution at the close of trading on such Index Business Day;

in each case determined by the Security Calculation Agent in its sole discretion; and

(c) a determination by the Security Calculation Agent in its sole discretion that the event described above materially interfered with the Company’s ability or the ability of any of the its affiliates to adjust or unwind all or a material portion of any hedge with respect to the Securities.

For purposes of the above definition:

(a) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Primary Exchange or Related Exchange, and

(b) for purposes of clause (a) above, limitations pursuant to the rules of any Primary Exchange or Related Exchange similar to NYSE Rule 80B or Nasdaq Rule 4120 (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B or Nasdaq Rule 4120 as determined by the Security Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading.

(B) with respect to the Index, means:

(a) suspension, absence or material limitation of trading in a material number of Index constituents for more than two hours or during the one-half hour before the close of trading in the applicable market or markets;

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(b) suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index constituent equity interests in the primary market or markets for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market;

(c) the Index is not published; or

(d) in any other event, if the Security Calculation Agent determines in its sole discretion that the event materially interferes with the Company’s ability or the ability of any of its affiliates to unwind all or a material portion of a hedge with respect to the Securities that the Company or any of its affiliates have effected or may effect.

The following events will not be Market Disruption Events with respect to the Index:

(a) a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

(b) a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index constituent equity interests.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index constituent equity interests are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

“Maturity Date” means October 1, 2040, which will be the third Business Day following the last Index Business Day in the Final Measurement Period, subject to adjustments as provided under Section 3 hereof.

“Monthly Initial Closing Level” means, with respect to the initial calendar month, 1683.01, the Index Closing Level on September 28, 2010 as reported on the NYSE and Bloomberg L.P. For each subsequent calendar month, the Monthly Initial Closing Level equals the Index Closing Level on the Monthly Valuation Date for the previous calendar month.

“Monthly Performance Ratio” as of any Monthly Valuation Date is calculated as follows:

Index Closing Level – Monthly Initial Closing Level

Monthly Initial Closing Level

“Monthly Reset Factor” is calculated as follows: 1 – (Monthly Performance Ratio).

“Monthly Reset Date” means, with respect to each calendar month, the first Exchange Business Day of that month beginning on October 1, 2010 and ending on September 4, 2040, subject to adjustments as provided under Section 3 hereof; provided, however, that no Monthly Reset Date will occur on or after the Call Valuation Date or Acceleration Date.

“Monthly Valuation Date” means, with respect to each Monthly Reset Date, the last Exchange Business Day of the previous calendar month beginning on September 30, 2010 and ending on September 28, 2040, subject to adjustments as provided under Section 3 hereof.

“NYSE” means the New York Stock Exchange.

“Price Return Index” means the Alerian MLP Infrastructure Index.

“Price Return Index Closing Level” is the closing level of the Price Return Index as reported on the NYSE and Bloomberg L.P. under the symbol “AMZI”.

“Price ReturnVWAP Level”, as determined by the VWAP Calculation Agent as of any Index Business Day, is equal to (1) the sum of the products of (i) the VWAP of each Index constituent as of such date

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and (ii) the published share weighting of that Price Return Index constituent as of such date divided by (2) the Index Divisor as of such date, or expressed as a formula, as follows:

“Primary Exchange” means, with respect to each Index constituent or each constituent underlying a Successor Index, the primary exchange or market of trading such Index constituent or such constituent underlying a Successor Index.

“Qualified Financial Institution” means a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either: (i) A-1 or higher by S&P, or any successor, or any other comparable rating then used by that rating agency, or (ii) P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

“Redemption Date” means the third Business Day following the applicable Redemption Valuation Date, commencing on October 13, 2010. The final Redemption Date will be September 19, 2040.

“Redemption Fee Amount” means an amount equal to the product of (a) 0.125% and (b) the sum of (i) the Current Principal Amount and (ii) the Inverse Index Performance amount as of the applicable Redemption Valuation Date.

“Redemption Valuation Date” means the last Business Day of each week, generally Friday, which day is also the first Index Business Day following the date that a redemption notice and redemption confirmation are delivered in compliance with the redemption procedures, subject to adjustments as provided under Section 5 hereof, subject to postponement in the event of a market disruption as provided under Section 3 hereof.

“Related Exchange” means, with respect to each Index constituent or each constituent underlying a Successor Index, each exchange or quotation system where trading has a material effect (as determined by the Security Calculation Agent) on the overall market for futures or options contracts relating to such Index constituent or such constituent underlying a Successor Index.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc.

“Scheduled Closing Time” means, with respect to the Primary Exchange or the Related Exchange, on any Index Business Day, the scheduled weekday closing time of the Primary Exchange or such Related Exchange on such Index Business Day, without regard to after hours or any other trading outside of the regular trading session hours.

“Successor Index” means any substitute index approved by the Security Calculation Agent as a Successor Index pursuant to Section 3 hereof.

“VWAP” means, with respect to each Index constituent, as of any date of determination, the volume-weighted average price of one unit of such Index constituent as determined by the VWAP Calculation Agent based on the Primary Exchange for each Index constituent.

“VWAP Calculation Agent” is initially the NYSE.

“VWAP Level”, as determined by the VWAP Calculation Agent as of any Index Business Day, is equal to (Price Return VWAP Level/Price Return Index Closing Level on the immediately preceding Index Business Day plus Daily Dividend Amount/Price Return Index Closing Level on the immediately preceding Index Business Day) times Index Closing Level on the immediately preceding Index Business Day.

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where:

n is the number of Index constituents;

VWAPi ,t is the VWAP of Index constituent i as of Index Business Day t;

wi, t is the published share weighting of the Price Return Index constituent i as of Index Business Day t; and

Index Divisort is the Index Divisor as of Index Business Day t.

1. Promise to Pay at Maturity, Upon Early Redemption, Upon Acceleration, or Upon Exercise of Call Right

UBS AG, a corporation duly organized and existing under the laws of Switzerland (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay (or cause to be paid) to Cede & Co., as nominee for The Depository Trust Company, or registered assigns, the principal sum, calculated as provided under (i) “Early Redemption” and elsewhere on the face of this Security on the applicable Redemption Date, in the case of any Securities in respect of which a Holder exercises such Holder’s right to require the Company to redeem such Holder’s Securities prior to the Maturity Date, (ii) “Call Right” and elsewhere on the face of this Security on the Call Settlement Date, in the case of Securities subject to the Company’s exercise of its Call Right, (iii) “Acceleration upon Minimum Indicative Value or Maximum Intraday Index Value” and elsewhere on the face of this Security on the Acceleration Settlement Date, in the case of Securities subject to acceleration upon minimum indicative value or intraday index value, and (iv) “Payment at Maturity” and elsewhere on the face of this Security on the Maturity Date, in the case of all other Securities.

2. Payment of Interest

The principal of this Security shall not bear interest.

3. Discontinuance of or Adjustments to the Index; Market Disruption Event

If S&P discontinues publication of or otherwise fails to publish the Index and/or Price Return Index, or S&P does not make the Index constituents, their share weighting and/or the Index Divisor available to the VWAP Calculation Agent, and the Index Sponsor, S&P or another entity publishes successor or substitute indices that the Security Calculation Agent determines to be comparable to the discontinued Index and Price Return Index and for which the Index constituents, their share weightings, and/or the Index Divisor are available to the VWAP Calculation Agent (such index being referred to herein as a “Successor Index”), then the Price Return VWAP Level and VWAP Level for such Successor Index will be determined by the VWAP Calculation Agent by reference to the sum of the products of the VWAPs of the constituents underlying such successor Price Return Index on the Primary Exchanges and each such constituent’s respective weighting within the successor Price Return Index (which sum will be adjusted by any index divisor used by such successor Price Return Index) on the dates and at the times as of which the VWAP Levels for such Successor Index are to be determined.

In the event that such Successor Indices replace the Index and Price Return Index, the Index Closing Level, as determined by the Security Calculation Agent, will be closing level of such Successor Index that replaces the Index.

Upon any selection by the Security Calculation Agent of Successor Indices, the Security Calculation Agent will cause written notice thereof to be furnished to the Trustee, to the Company and to the Holder.

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If S&P discontinues publication of the Index and/or Price Return Index or does not make the Index constituents, their share weightings and/or Index Divisor available to the VWAP Calculation Agent prior to, and such discontinuation or unavailability is continuing on, the Calculation Date or any Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or on the Redemption Valuation Date, as applicable, or any other relevant date on which the VWAP Level is to be determined and the Security Calculation Agent determines that no Successor Indices are available at such time, or the Security Calculation Agent has previously selected Successor Indices and publication of such Successor Indices are discontinued prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or on the Redemption Valuation Date, as applicable, or any other relevant date on which the VWAP Level is to be determined, then the Security Calculation Agent will determine the relevant VWAP Levels using the VWAP and published share weighting of each Price Return Index constituent included in the Price Return Index or successor Price Return Index, as applicable, immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions. In such event, the Security Calculation Agent will cause notice thereof to be furnished to the Trustee, to the Company and to the Holders.

If S&P discontinues publication of the Index and/or Price Return Index and such discontinuation or unavailability is continuing on any Monthly Valuation Date and the Security Calculation Agent determines that no Successor Indices are available at such time, or the Security Calculation Agent has previously selected Successor Indices and publication of such Successor Indices are discontinued prior to, and such discontinuation is continuing on, such Monthly Valuation Date, then the Security Calculation Agent will use the Index Closing Level on the last Exchange Business Day immediately prior to such discontinuation or unavailability. In that event, the Security Calculation Agent will cause notice thereof to be furnished to the Trustee, to the Company and to the Holders.

If at any time the method of calculating the Index, Price Return Index or Successor Indices, or the value thereof, is changed in a material respect, or if the Index, Price Return Index or a Successor Indices are in any other way modified so that the VWAP Level or Index Closing Level of the Index or such Successor Indices do not, in the opinion of the Security Calculation Agent, fairly represent the VWAP Level or Index Closing Level of the Index or such Successor Index had such changes or modifications not been made, then the Security Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Security Calculation Agent, may be necessary in order to arrive at a VWAP Level and Index Closing Level of an index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Security Calculation Agent will calculate the VWAP Levels and Index Closing Levels for the Index or such Successor Index with reference to the Index or such Successor Index, as adjusted. The Security Calculation Agent will accordingly calculate the Final VWAP Level, the Inverse Index Performance Amount, the Index Performance Percentage, the Monthly Performance Ratio, the Index Closing Level, the Current Indicative Value, the Redemption Fee Amount, the Fee Amount, the Accrued Stock Borrow Fees and the Closing Indicative Security Value, if any, that the Company will pay at maturity, call, acceleration or redemption, based on the relevant VWAP Levels calculated by the VWAP Calculation Agent, as adjusted, and the Monthly Initial Closing Level and Monthly Performance Ratio based on the relevant Index Closing Level calculated by the Security Calculation Agent, as adjusted. Accordingly, if the method of calculating the Index, Price Return Index or a Successor Indices are modified so that the level of the Index or such Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), which, in turn, causes the VWAP Level or Index Closing Level of the Index or such Successor Index to be a fraction of what it would have been if there had been no such modification, then the Security Calculation Agent will make such calculations and adjustments in order to arrive at a VWAP Level and an Index Closing Level for the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

To the extent a Disrupted Day exists with respect to an Index constituent on a on an Averaging Date (as defined above) or on a Redemption Valuation Date, the VWAP and published share weighting with respect to such Index constituent (and only with respect to such Index constituent) for such Averaging Date or Redemption Valuation Date will be determined by the Security Calculation Agent or one of its affiliates on the

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first succeeding Index Business Day that is not a Disrupted Day (the “Deferred Averaging Date”) with respect to such Index constituent irrespective of whether pursuant to such determination, the Deferred Averaging Date would fall on a date originally scheduled to be an Averaging Date. If the postponement described in the preceding sentence results in the VWAP of a particular Index constituent being calculated on a day originally scheduled to be an Averaging Date, for purposes of determining the VWAP Levels on the Index Business Days during the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or on the Redemption Valuation Date, as applicable, the Security Calculation Agent or one of its affiliates, as the case may be, will apply the VWAP with respect to such Index constituent for such Deferred Averaging Date to the calculation of the VWAP Level (i) on the date(s) of the original disruption with respect to such Index constituent and (ii) such Averaging Date.

In no event, however, will any postponement pursuant to the immediately preceding paragraph result in the final Averaging Date or the Redemption Valuation Date, as applicable, with respect to any Index constituent occurring more than three Index Business Days following the day originally scheduled to be such final Averaging Date or the Redemption Valuation Date. If the third Index Business Day following the date originally scheduled to be the final Averaging Date or the Redemption Valuation Date, as applicable, is not an Index Business Day or is a Disrupted Day with respect to such Index constituent, the Security Calculation Agent or one of its affiliates will determine the VWAP and share weighting with respect to any Index constituent required to be determined for the purpose of calculating the applicable VWAP Level based on its good faith estimate of the VWAP and share weighting of each such Index constituent that would have prevailed on the Primary Exchange on such third Index Business Day but for such suspension or limitation.

The Index Closing Level on any Monthly Valuation Date, the last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or on the Redemption Valuation Date, will be determined based on the closing level of the Index or alternative calculation of the Index published following the regular official weekday close of the principal trading session of the relevant exchange for such index. The Security Calculation Agent or one of its affiliates, as the case may be, will determine the Index Closing Level on any Monthly Valuation Date, last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or Redemption Valuation Date. Any Monthly Valuation Date, last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or Redemption Valuation Date, may be postponed, and thus the determination of the Index Closing Level may be postponed, if the Security Calculation Agent determines that, on any Monthly Valuation Date, the last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or on the Redemption Valuation Date, a Market Disruption Event with respect to the Index has occurred or is continuing. If such a postponement occurs, the Security Calculation Agent will use the Index Closing Level on the first Index Business Day on which no Market Disruption Event with respect to the Index occurs or is continuing, and the Monthly Valuation Date, last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or Redemption Valuation Date, will be postponed to the next following Index Business Day. Notwithstanding the occurrence of one or more Market Disruption Events, the Security Calculation Agent in its discretion may waive its right to postpone the Monthly Valuation Date, last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or the Redemption Valuation Date, if it determines that one or more Market Disruption Events has not and is not likely to materially impair its ability to determine the Index Closing Level. In no event, however, will the determination of the Index Closing Level be postponed by more than three Index Business Days.

If the determination of the Index Closing Level is postponed to the last possible day, but a Market Disruption Event with respect to the Index occurs or is continuing on that day, that day will nevertheless be the date on which the Index Closing Level will be determined by the Security Calculation Agent, and the Monthly Valuation Date, last Index Business Day in the Final Measurement Period, Call Measurement Period or Acceleration Measurement Period, or Redemption Valuation Date, will be the next Index Business Day. In such

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an event, the Security Calculation Agent will make a good faith estimate in its sole discretion of the Index Closing Level that would have prevailed in the absence of the Market Disruption Event.

The Security Calculation Agent shall have the right to make all determinations and adjustments with respect to the Index in its sole discretion.

4. Payment at Maturity, Upon Early Redemption, Upon Acceleration, or on the Call Settlement Date

The payment of this Security that becomes due and payable on the Maturity Date, a Redemption Date, the Acceleration Date or the Call Settlement Date, as the case may be, shall be the cash amount that must be paid to redeem this Security as provided herein under “Payment at Maturity,” “Early Redemption,” “Acceleration upon Minimum Indicative Value or Maximum Intraday Index Value” and “Call Right,” respectively. The payment of this Security that becomes due and payable upon acceleration of the Maturity Date hereof after an Event of Default has occurred pursuant to the Indenture shall be the Default Amount. When the principal referred to in either of the two preceding sentences has been paid as provided herein (or such payment has been made available), the principal of this Security shall be deemed to have been paid in full, whether or not this Security shall have been surrendered for payment or cancellation. References to the payment at maturity, acceleration upon early redemption or call of this Security on any day shall be deemed to mean the payment of cash that is payable on such day as provided in this Security. This Security shall cease to be Outstanding as provided in the definition of such term in the Indenture when the principal of this Security shall be deemed to have been paid in full as provided above.

5. Procedure for Early Redemption

Subject to the minimum redemption amount provided under “Early Redemption,” the Holder may require the Company to redeem the Holder’s Securities during the term of the Securities on any Redemption Date on or after October 13, 2010 to and including September 19, 2040, provided that such Holder instructs its broker or other person through whom the Securities are held to (i) deliver a redemption notice to the Company via email no later than 12:00 noon (New York City time) on the Business Day immediately preceding the applicable Redemption Valuation Date; (ii) deliver the signed redemption confirmation to the Company via facsimile in the specified form by 5:00 p.m. (New York City time) on the same day; (iii) instruct the Holder’s DTC custodian to book a delivery versus payment trade with respect to the Holder’s Securities on the applicable Redemption Valuation Date at a price equal to the redemption amount; and (iv) cause the Holder’s DTC custodian to deliver the trade as booked for settlement via DTC prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

6. Call Right

The Securities are subject to redemption upon not less than eighteen (18) calendar days’ prior notice on any Exchange Business Day on or after October 3, 2011 through and including the Maturity Date, as a whole and not in part, at the election of the Company. If the Company elects to redeem the Securities on the Call Settlement Date, the Holder will receive a cash payment equal to the Closing Indicative Security Value.

7. Role of Security Calculation Agent and VWAP Calculation Agent

The Security Calculation Agent will be solely responsible for all determinations and calculations regarding the value of the Securities, including, at maturity or upon early redemption or call, or at other times, the Current Principal Amount, the Closing Indicative Security Value, the Inverse Index Performance Amount, the Index Performance Percentage, the Financing Level, the Accrued Financing Payment, the Fee Amount, the Accrued Stock Borrow Fees, the Current Indicative Value, the Monthly Reset Factor, the Monthly Performance

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Ratio, the Redemption Fee Amount and whether any day is a Business Day, Index Business Day or an Exchange Business Day and all such other matters as may be specified elsewhere herein as matters to be determined by the Security Calculation Agent. The Security Calculation Agent shall make all such determinations and calculations in its sole discretion, and absent manifest error, all determinations of the Security Calculation Agent shall be final and binding on the Company, the Holder and all other Persons having an interest in this Security, without liability on the part of the Security Calculation Agent. The Holder of this Security shall not be entitled to any compensation from the Company for any loss suffered as a result of any determinations or calculations made by the Security Calculation Agent.

The Company shall take such action as shall be necessary to ensure that there is, at all relevant times, a financial institution serving as the Security Calculation Agent hereunder.

The Company may, in its sole discretion at any time and from time to time, upon written notice to the Trustee, but without notice to the Holder of this Security, terminate the appointment of any Person serving as the Security Calculation Agent and appoint another Person (including any Affiliate of the Company) to serve as the Security Calculation Agent. Insofar as this Security provides for the Security Calculation Agent to determine the Current Principal Amount, the Closing Indicative Security Value, the Inverse Index Performance Amount, the Index Performance Percentage, the Financing Level, the Accrued Financing Payment, the Fee Amount, the Accrued Stock Borrow Fees, the Current Indicative Value, the Monthly Reset Factor, the Monthly Performance Ratio, the Redemption Fee Amount and whether any day is a Business Day, Index Business Day or an Exchange Business Day and all such other matters as may be specified elsewhere herein as matters to be determined by the Security Calculation Agent on any date or other information from any institution or other source, the Security Calculation Agent may do so from any source or sources of the kind contemplated or otherwise permitted hereby notwithstanding that any one or more of such sources are the Security Calculation Agent, affiliates of the Security Calculation Agent or affiliates of the Company.

NYSE will initially act as the VWAP Calculation Agent. The VWAP Calculation Agent will determine the Initial VWAP Level. The VWAP Calculation Agent will determine the VWAP of any Index constituent, the VWAP Level, Price Return VWAP Level and the Final VWAP Level on any Index Business Day on which such VWAP, VWAP Level, Price Return VWAP Level and Final VWAP Level are to be determined during the term of the Securities, except as otherwise provided under Section 3 hereof. All determinations made by the VWAP Calculation Agent will be at the sole discretion of the VWAP Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on the Holders and on the Issuer. The Company may, in its sole discretion at any time and from time to time, upon written notice to the Trustee, but without notice to the Holder of this Security, terminate the appointment of any Person serving as the VWAP Calculation Agent and appoint another Person (including any Affiliate of the Company) to serve as the VWAP Calculation Agent.

8. Tax Characterization

By its purchase of this Security, the Holder, on behalf of itself and any other Person having a beneficial interest in this Security, hereby agrees with the Company (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat this Security for all U.S. federal income tax purposes as a prepaid derivative contract with respect to the Index.

9. Payment

Payment of any amount payable on this Security will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payment will be made to an account designated by the Holder (in writing to the Company and the Trustee on or before the Calculation Date, Call Valuation Date, Acceleration Date or applicable Redemption Valuation Date) and acceptable to the Company or, if no such account is designated and acceptable as aforesaid, at the office or agency of the Company

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maintained for that purpose in The City of New York; provided, however, that payment on the Maturity Date, Call Settlement Date or any Redemption Date shall be made only upon surrender of this Security at such office or agency (unless the Company waives surrender). Notwithstanding the foregoing, if this Security is a Global Security, any payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in said Indenture.

All dollar amounts related to the determination of the Current Principal Amount, the Closing Indicative Security Value, the Inverse Index Performance Amount, the Current Indicative Value, the Fee Amount, the Accrued Stock Borrow Fees, the Accrued Financing Payment and the Redemption Fee Amount, if any, per Security, and the Financing Level, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of Securities per Holder will be rounded to the nearest cent, with one-half cent rounded upward.

10. Reverse of this Security

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

11. Certificate of Authentication

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

UBS AG

By:

By:

This is one of the Securities of the series designated herein and referred to in the Indenture.

Dated: October 1, 2010

U.S. BANK TRUST NATIONAL ASSOCIATION, AS TRUSTEE

By:
Authorized Signatory

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(Reverse of Security)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”) issued and to be issued in one or more series under the Indenture, dated as of November 21, 2000, as amended and supplemented by the First Supplemental Indenture, dated as of February 28, 2006 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and U.S. Bank Trust National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Holders and of the terms upon which the Securities are, and are to be, authenticated and delivered. Insofar as the provisions of the Indenture may conflict with the provisions set forth on the face of this Security, the latter shall control for purposes of this Security.

This Security is one of the series designated on the face hereof, limited to an aggregate initial offering price not to exceed $100,000,000 (or the equivalent thereof in any other currency or currencies or currency units), which amount may be increased at the option of the Company if in the future it determines that it may wish to sell additional Securities of this series. References herein to “this series” mean the series designated on the face hereof.

Payments under the Securities will be made without withholding or deduction for or on account of any present or future tax, duty, assessment or governmental charge (“Taxes”) imposed upon or as a result of such payments by Switzerland or any jurisdiction in which a branch of the Company through which the Securities are issued is located (or any political subdivision or taxing authority thereof or therein) (a “Relevant Jurisdiction”), unless required by law. To the extent any such Taxes are so levied or imposed, the Company will, subject to the exceptions and limitations set forth in Section 1007 of the Indenture, pay such additional amounts (“Additional Amounts”) to the Holder of any Security who is not a resident of the Relevant Jurisdiction as may be necessary in order that every net payment of the principal of such Security and any other amounts payable on such Security, after withholding for or on account of such Taxes imposed upon or as a result of such payment, will not be less than the amount provided for in such Security to be then due and payable.

In addition to its ability to redeem this Security pursuant to the foregoing, if at any time as a result of any change in or amendment to the laws or regulations of a Relevant Jurisdiction affecting taxation, or a change in any application or interpretation of such laws or regulations (including the decision of any court or tribunal) either generally or in relation to any particular Securities, which change, amendment, application or interpretation becomes effective on or after the Initial Trade Date in making any payment of, or in respect of, the principal amount of the Securities, the Company would be required to pay any Additional Amounts with respect thereto, then the Securities will be redeemable upon not less than ten nor more than sixty days’ notice by mail, at any time thereafter, in whole but not in part, at the election of the Company as provided in the Indenture at a redemption price determined by the Security Calculation Agent in a manner reasonably calculated to preserve the relative economic position of the Company and the Holders of Outstanding Securities.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected (considered together as one class for this purpose). The Indenture also contains provisions (i) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected under the Indenture (considered together as one class for this purpose), on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of any series to be affected under the Indenture (with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such

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consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for sixty days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of this Security as herein provided.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of this Security is payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing. Thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate Principal Amount, will be issued to the designated transferee or transferees.

This Security, and any other Securities of this series and of like tenor, are issuable only in registered form without coupons in denominations of any multiple of $25.00. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Section 305 thereof on transfers and exchanges of Global Securities.

This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.